Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xtant Medical Holdings, Inc.:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) for the registration of 11,536,773 shares of common stock and the incorporation by reference therein of our report dated April 2, 2018, with respect to the consolidated financial statements of Xtant Medical Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ EKS&H LLLP

Denver, Colorado

May 30, 2018